                                                                     EXHIBIT 12

             CASE CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in millions)

                                                               Nine Months   Nine Months
                                                                  Ended         Ended
                                                              September 30, September 30,
                                                                  2002          2001
-                                                             ------------- -------------
Net loss from continuing operations..........................     $  (2)        $ (17)
Add:
   Interest expense..........................................       104           141
   Income tax benefit........................................        (2)          (10)
   Unremitted earnings from equity method investments........        --            (2)
                                                                  -----         -----
       Earnings as defined...................................     $ 100         $ 112
                                                                  =====         =====
Interest expense.............................................     $ 104         $ 141
                                                                  -----         -----
       Fixed charges as defined..............................     $ 104         $ 141
                                                                  =====         =====
Ratio of earnings to fixed charges from continuing operations      .96x          .79x
                                                                  =====         =====


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